CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.
Exhibit 10.1

ADVISORY AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of May 4, 2011, among Morgan Stanley Smith Barney AHL I, LLC, a Delaware limited liability company (the “Trading Company”), Ceres Managed Futures LLC, a Delaware limited liability company (the “Trading Manager”), and Man-AHL (USA) Ltd., a United Kingdom company (the “Trading Advisor”).

W I T N E S S E T H :

WHEREAS, the Trading Company has been organized pursuant to a Certificate of Formation filed with Secretary of State of the State of Delaware on April 13, 2011 (the “Certificate of Formation”) and an operating agreement (the “Operating Agreement”) to, among other things, directly or indirectly through a commodity trading advisor, trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto, whether traded on an organized exchange or otherwise (hereinafter referred to collectively as “futures interests”; provided, however, such definition shall exclude securities futures products as defined by the Commodity Futures Trading Commission (the “CFTC”), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto;

WHEREAS, the Trading Company is a commodity pool operated by the Trading Manager in which other commodity pool investment vehicles sponsored and/or managed by the Trading Manager and/or its affiliates will invest (each such investment vehicle, a “Member,” and collectively, the “Members”);

WHEREAS, the principals of the Trading Advisor have extensive experience trading in futures interests and the Trading Advisor is willing to provide the services and undertake the obligations as set forth herein;

WHEREAS, the Trading Company and the Trading Manager each desires the Trading Advisor to act as a trading advisor for the Trading Company and to make investment decisions with respect to futures interests for the Trading Company and the Trading Advisor desires so to act; and

WHEREAS, the Trading Company, the Trading Manager and the Trading Advisor wish to enter into this Agreement which, among other things, sets forth certain terms and conditions upon which the Trading Advisor will conduct the Trading Company’s futures interest trading.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Undertakings in Connection with the Continuing Offering of Units.

(a) The Trading Advisor agrees with respect to the continuing offering of Units: (i) to make all disclosures regarding itself, its “principals,” “trading principals,” and “trading program” (each of the foregoing as defined in Section 4.10 of the Commodity Regulations) and “affiliates” (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “1933 Act”) as required by Rule 4.21 of the regulations under the Commodity Exchange Act (the “CEAct”), in connection with any Member’s offering materials (collectively, the “Offering Memoranda”) including in connection with any amendments or supplements thereto; or (y) to comply with any other applicable law or rule or regulation, including those of the CFTC, the Securities and Exchange Commission, the National Futures Association (the “NFA”) or any other regulatory or self-regulatory body, exchange, or board with jurisdiction over its members (or to comply with the reasonable request of the aforementioned organizations); and (ii) to at all times while any of the Units continue to be offered, promptly provide the Trading Manager with complete and accurate performance information (in form and substance consistent with Sections 4.25 and 4.35 of the Commodity Regulations and with the NFA Rules) reflecting the actual performance of the accounts directed by the Trading Advisor up to the latest practicable date (consistent with Sections 4.25 and 4.35 of the Commodity Regulations),(the “Performance Information”). At all times, the Trading Manager must obtain the prior approval of the Trading Advisor to use any materials with current or prospective investors mentioning the Trading Advisor and the Trading Program (defined below), provided, that notwithstanding the foregoing the Trading Manager may make non-material changes to such information to conform the format of such information to the format of the Memorandum and/or to comply with CFTC or any other applicable rule, laws or regulations without prior approval of the Trading Advisor.  The Trading Manager shall provide the Trading Advisor with a copy of the Offering Memoranda marked to reflect any changes since the prior version used by the Trading Manager at least * Business Days’ (as defined in Section 6(a)(i) below) before the Trading Manager proposes to distribute such version of the Offering Memoranda.

(b) If the Trading Advisor becomes aware of any materially untrue or misleading statement or omission regarding itself or any of its principals or affiliates in the Disclosure Document (as defined in Section 16 hereof), or of the occurrence of any event or change in circumstances which would result in there being any materially untrue or misleading statement or omission in the Disclosure Document regarding itself or any of its principals or affiliates, the Trading Advisor shall immediately notify the Trading Manager and shall cooperate with the Trading Manager in the preparation of any necessary amendments or supplements to the Offering Memoranda. Neither the Trading Advisor nor any of its principals or affiliates, or any of their respective stockholders, officers, directors, or employees shall distribute the Offering Memoranda or selling literature or shall engage in any selling activities whatsoever in connection with the continuing offering of Units except as may be specifically approved by the Trading Manager, provided that it is hereby agreed by the Trading Manager that affiliates of the Trading Advisor may independently market any commodity pool for which the Trading Advisor is allocated assets pursuant to the terms of this Agreement within the Morgan Stanley system provided that all marketing materials to be used by the Trading Advisor shall be approved in advance by the Trading Manager in writing which approval shall not be unreasonably withheld.

(c) For purposes of this Agreement, and notwithstanding any of the provisions hereof, all non-public information relating to the Trading Advisor including, but not limited to, records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, strategies and programs, trading advice, trading instructions, results of proprietary accounts, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Trading Advisor to the Trading Company, the Trading Manager, the Members and/or their officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each a “Recipient”), regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, regardless of whether explicitly identified as confidential, with the exception of information which (i) is or becomes generally available to the public other than as a result of acts by the Recipient in violation of this Agreement, (ii) is in the possession of the Recipient prior to its disclosure pursuant to the terms hereof and is not bound by a confidentiality agreement (iii) is or becomes available to the Recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality prohibiting such disclosure, or (iv) that is independently developed by the Recipient without use of the confidential information described in this Section 1(c), are and shall be confidential information and/or trade secrets and the exclusive property of the Trading Advisor (“Confidential Information” and/or “Proprietary Information”).

(d) The Trading Company and the Trading Manager each warrants and agrees that they and their respective officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) will protect and preserve the Confidential Information and will disclose Confidential Information or otherwise make Confidential Information available only to the Trading Company’s or the Trading Manager’s officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors), who need to know the Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement or thereafter, or to the Trading Company, Trading Manager or a Recipient, as the case may be, if required to disclose such Confidential Information due to a fiduciary obligation or legal or regulatory request. Additionally, the Trading Company and the Trading Manager each warrants and agrees that it and any Recipient will use the Confidential Information solely for the purpose of satisfying the Trading Company’s or the Trading Manager’s obligations under this Agreement and not in a manner which violates the terms of this Agreement.

2.	Duties of the Trading Advisor.

(a) Upon the commencement of trading operations on or about June 1, 2011 by the Trading Advisor on behalf of the Trading Company, the Trading Advisor hereby agrees to act as a Trading Advisor for the Trading Company and, as such, shall have authority and responsibility for directing the investment and reinvestment of the Trading Company’s assets, which shall consist of the Trading Company’s Net Assets (as defined in Section 6(c) hereof) plus “notional” funds, if any, as specified in writing by the Trading Manager and consented to by the Trading Advisor (the “Assets”), on the terms and conditions and in accordance with the prohibitions and the trading policies set forth in Exhibit A to this Agreement as amended from time to time and provided in writing to the Trading Advisor by the Trading Manager (the “Trading Policies”); provided, however, that the Trading Manager may override the instructions of the Trading Advisor to the extent necessary (i) to comply with applicable speculative position limits imposed by the CFTC or a particular market (ii) to fund any distributions or redemptions, (iii) to pay the Trading Company’s expenses, (iv) to the extent the Trading Manager believes do so is necessary to comply with its fiduciary duties to the Trading Company, (v) subject to Section 7, to terminate the futures interest trading of the Trading Company with the Trading Advisor, or (vi) to comply with any applicable law or regulation.  The Trading Manager agrees not to override any such instructions for the reasons specified in clauses (ii) or (iii) of the preceding sentence unless the Trading Advisor fails to comply with a request of the Trading Manager to make the necessary amount of funds available to the Trading Company within three trading days of such request. The Trading Advisor shall not be liable for the consequences of any decision by the Trading Manager to override instructions of the Trading Advisor, except to the extent that such consequences result from a breach of this Agreement by the Trading Advisor or the Trading Advisor fails to comply with the Trading Manager’s decision to override an instruction. The Trading Manager agrees that any exercise of its override authority under this Section 2(a) will be effected solely by the Trading Manager or a Trading Manager affiliate.

(b) The Trading Advisor shall:

(i) Exercise good faith and due care in trading futures interests for the account of the Trading Company in accordance with the prohibitions and Trading Policies and the Trading Program.

(ii) Provide the Trading Manager, within 45 days of the end of each calendar quarter, and within 45 days of a separate request which the Trading Manager may make from time to time, with information comparing the performance of the Trading Company’s account and the performance of all other client accounts (“Other Accounts”) directed by the Trading Advisor using the trading systems used by the Trading Advisor on behalf of the Trading Company over a specified period of time for the purpose of confirming that the Trading Company has been treated equitably compared to such Other Accounts. In providing such information, the Trading Advisor may take such steps as are necessary to assure the confidentiality of the Trading Advisor’s clients’ identities. The Trading Advisor shall, upon the Trading Manager’s request, consult with the Trading Manager concerning any discrepancies between the performance of such Other Accounts and the Trading Company’s account. The Trading Advisor shall promptly inform the Trading Manager in writing of any material discrepancies of which the Trading Advisor is aware. The Trading Manager acknowledges that the following differences in accounts may cause divergent trading results: different trading strategies, methods or degrees of leverage, different trading policies, accounts experiencing differing inflows or outflows of equity, different risk profiles, accounts which commence trading at different times and accounts which have different portfolios or different fiscal years.

(iii) Inform the Trading Manager when the Trading Advisor’s open positions maintained by the Trading Advisor exceed the Trading Advisor’s applicable speculative position limits.

(iv) Upon request of the Trading Manager, promptly provide the Trading Manager with all information concerning the Trading Advisor and its activities reasonably requested by the Trading Manager (including, without limitation, information relating to changes in control, key personnel, trading approach, or financial condition).

(c) All purchases and sales of futures interests pursuant to this Agreement shall be for the account, and at the risk, of the Trading Company and not for the account, or at the risk of the Trading Advisor or any of its affiliates or each of their principals, stockholders, directors, officers, or employees, or any other person, if any, who controls the Trading Advisor. All brokerage commissions and related transaction fees arising from such trading by the Trading Advisor shall be for the account of the Trading Company.

(d) *

(e) Prior to the commencement of trading by the Trading Company, the Trading Manager, on behalf of the Trading Company, shall deliver to the Trading Advisor a trading authorization appointing the Trading Advisor the Trading Company’s attorney-in-fact for such purpose (a form of which is attached hereto as Exhibit B).

(f) In performing services to the Trading Company, the Trading Advisor shall utilize its U.S. Diversified Program subject to any differences resulting from restrictions placed on the Trading Company’s trading portfolio due to the Trading Manager’s not consenting to or delaying its consent to trade an instrument (the “Trading Program”). The Trading Advisor shall give the Trading Manager prior written notice of any change in the Trading Program that the Trading Advisor considers to be material (and shall not effect such change on behalf of the Trading Company without the Trading Manager’s consent), including any additional futures interests to be traded by the Trading Advisor not already listed on “Approved Instruments List” and approved in writing between the Trading Advisor and the Trading Manager.  Changes in the futures interests traded, provided that such futures interests are listed on the “Approved Instruments List”, shall not be deemed a modification of the Trading Program.

3.	Reallocation of Assets.

The Trading Manager may at any time and from time to time upon three Business Days’ prior notice reduce Assets allocated to the Trading Advisor (whether or not such Assets are allocated to any other trading advisor or advisors of the Trading Company ) or allocate additional Assets upon three Business Days’ prior notice to the Trading Advisor (whether or not such additional Assets are allocated away from such other trading advisor or advisors); provided that any such addition to or withdrawal from Assets allocated to the Trading Advisor will only take place on the last day of a month unless the Trading Manager determines that the best interests of the Trading Company require otherwise.

4.	Trading Advisor as an Independent Contractor.

For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized, have no authority to act for or represent the Trading Company or its Members in any way or otherwise be deemed an agent of the Trading Company or its Members. Nothing contained herein shall be deemed to require the Trading Company to take any action contrary to the Operating Agreement or the Certificate of Formation of the Trading Company as from time to time in effect, or any applicable law or rule or regulation of any regulatory or self-regulatory body, exchange, or board. It is expressly agreed that the Trading Advisor is neither a promoter, sponsor, or issuer with respect to the Trading Company or its Members, nor does the Trading Advisor have any authority or responsibility with respect to the offer, sale or issuance of Units.

5.	Commodity Broker.

The Trading Advisor shall effect all transactions in futures interests for the Trading Company through the Trading Company’s separate account maintained with such commodity broker or brokers as the Trading Manager shall direct and appoint from time to time. The current primary commodity broker for the Trading Company is Morgan Stanley & Co., Incorporated (“MS & Co.”). Morgan Stanley & Co. International plc (“MSIP”) will act as the Trading Company’s commodity broker to the extent it trades on the London Metal Exchange. Other affiliated or non-affiliated entities including Citigroup Global Markets Inc. (“CGMI”)  and Morgan Stanley Smith Barney LLC may also serve as commodity brokers to the Trading Company in the future (all of these entities collectively, the “Commodity Brokers”). Morgan Stanley Smith Barney LLC, its affiliates and the Commodity Brokers, may act as the Trading Company’s executing broker. The Trading Manager shall provide the Trading Advisor with copies of brokerage statements.

Notwithstanding the foregoing, the Trading Advisor may execute trades through floor brokers other than those employed by MS & Co. and its affiliates so long as arrangements (including executed give-up agreements) are made for such floor brokers to “give-up” or transfer the positions to MS & Co. in conformity with the Trading Policies set forth in Exhibit B attached hereto.

6.	Fees.

(a) For the services to be rendered to the Trading Company by the Trading Advisor under this Agreement:

The Trading Company shall pay the Trading Advisor a monthly management fee equal to 1/12 of *% (a *% annual rate) of the Net Assets (as defined in Section 6(c) hereof) as of the first day of each month (the “Management Fee”). The Management Fee is payable in arrears within 30 Business Days of the end of the month for which it was calculated. For purposes of this Agreement, “Business Day” shall mean any day which the securities markets are open in the United States.

(i) The Trading Company shall pay the Trading Advisor an incentive fee equal to 20% of the “New Trading Profit” (as defined in Section 6(d) hereof) that shall accrue monthly but is not otherwise payable until the end of each calendar quarter (the “Incentive Fee”). The initial incentive period will commence on the date of the Trading Company’s initial closing and shall end on the last day of the calendar quarter after such initial closing occurs. The Incentive Fee is payable within 30 Business Days of the end of the calendar quarter for which it was calculated.

(b) If this Agreement is terminated on a date other than the last day of a calendar quarter, the Incentive Fee shall be determined as if such date were the end of a calendar quarter. If this Agreement is terminated on a date other than the end of a month, the Management Fee described above shall be determined as if such date were the end of a month, but such fee shall be prorated based on the ratio of the number of trading days in the month through the date of termination to the total number of calendar days in the month. If this Agreement is terminated, the Management Fee shall be prorated based on the ratio of the number of calendar days in the month which the Trading Company account managed by the Trading Advisor engaged in trading operations or utilizes the trading advice of the Trading Advisor to the total number of calendar days in the month. The Management Fee payable to the Trading Advisor for the month in which the Trading Company begins to receive trading advice from the Trading Advisor pursuant to this Agreement shall be prorated based on the ratio of the number of calendar days in the month from the day the Trading Company begins to receive such trading advice to the total number of calendar days in the month. In the event that there is an increase or decrease in the Assets as of any day other than the first day of a month, the Trading Advisor shall be paid a pro rata Management Fee on such increase or decrease in the Assets for such month.

(c) The term “Net Assets” shall mean the total assets of the Trading Company allocated to the Trading Advisor (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open futures interest positions and other assets of the Trading Company) less all liabilities of the Trading Company determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. Unless generally accepted accounting principles require otherwise, the market value of a futures or option contract traded on a United States exchange shall mean the settlement price on the exchange on which the particular futures or option contract shall be traded by the Trading Company on the day with respect to which the Net Assets are being determined; provided, however, that if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the exchange on which that contract shall be traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or if a contract could not be liquidated on such day due to the exchange being closed for an exchange holiday, the settlement price on the most recent preceding day on which the contract could have been liquidated shall be the market value of such contract for such day. The market value of a forward contract or a futures or option contract traded on a foreign exchange or market shall mean its market value as determined by the Trading Manager on a basis consistently applied for each different variety of contract.

(d) As used herein, the term “New Trading Profit” shall mean net futures interest trading profits (realized and unrealized) on the Assets traded by the Trading Advisor, decreased by the Trading Advisor’s monthly management fees, brokerage commissions allocable to the Assets traded by the Trading Advisor, transaction costs and administrative fees, with such trading profits and items of decrease determined from the end of the last calendar quarter in which an Incentive Fee was earned by the Trading Advisor or, if no Incentive Fee has been earned previously by the Trading Advisor, from the date that the Trading Advisor commenced managing the Assets on behalf of the Trading Company to the end of the calendar quarter as of which such Incentive Fee calculation is being made. Extraordinary expenses do not reduce New Trading Profit. Interest income is not included in New Trading Profit. New Trading Profit shall be calculated before reduction for Incentive Fees paid or accrued. Incentive Fees shall be paid to the Trading Advisor upon any withdrawal of assets from the Trading Company at the end of any month when such withdrawal of assets is made as if such month-end is the end of the calendar quarter.

(e) If any payment of Incentive Fees is made to the Trading Advisor on account of New Trading Profit earned by the Trading Advisor for the Trading Company and the Trading Advisor thereafter fails to earn New Trading Profit for the Trading Company or experiences losses for any subsequent incentive period for the Trading Company, the Trading Advisor shall be entitled to retain such amounts of Incentive Fees previously paid to the Trading Advisor in respect of such New Trading Profit. No subsequent Incentive Fees shall be payable to the Trading Advisor until the Trading Advisor has again earned New Trading Profit for the Trading Company; provided, however, that if the Assets are reduced because of redemptions that occur at the end of, and/or subsequent to, a calendar quarter in which the Trading Advisor experiences a futures interest trading loss for the Trading Company, the trading loss that must be recovered before the Trading Advisor will be deemed to experience New Trading Profit for the Trading Company in a subsequent calendar quarter will be equal to the amount determined by (x) dividing the Assets after such decrease by the Assets immediately before such decrease and (y) multiplying that fraction by the amount of the unrecovered futures interest trading loss prior to such decrease. In the event that the Trading Advisor experiences a trading loss for the Trading Company in more than one calendar quarter without the Trading Company paying an intervening Incentive Fee and Assets are reduced in more than one such calendar quarter because of redemptions, then the trading loss for each such calendar quarter shall be adjusted in accordance with the formula described above and such reduced amount of futures interest trading loss shall be carried forward and used to offset subsequent futures interest trading profits.

7.	Term.

(a) This Agreement shall continue in effect until June 30, 2012 unless otherwise terminated as set forth in this Section 7. If the Agreement is not terminated upon the expiration of such initial period, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. The Trading Advisor may terminate this Agreement at the end of any such one-year period by providing prior written notice of termination to the Trading Company at least sixty days prior to the expiration of such one-year period. This Agreement shall automatically terminate if the Trading Company is dissolved.

(b) The Trading Company and Trading Manager each shall have the right to terminate this Agreement in its discretion (i) at any month end upon five days’ prior written notice to the Trading Advisor, or (ii) at any time upon prior written notice to the Trading Advisor upon the occurrence of any of the following events: (A) if the Trading Advisor becomes bankrupt or insolvent; (B) if the Trading Advisor is unable to use its trading systems or methods as in effect on the date hereof and as modified in the future for the benefit of the Trading Company; (C) if any two of the principals listed in the Disclosure Document dies, becomes incapacitated, leaves the employ of the Trading Advisor, ceases to control the Trading Advisor or is otherwise not managing the trading programs or systems of the Trading Advisor (D) if the registration, as a commodity trading advisor, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (E) if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its futures interest trading systems or methods, or its goodwill to, any individual or entity; (F) if, at any time, the Trading Advisor violates any Trading Policy or administrative policy, except with the prior express written consent of the Trading Manager; or (G) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement.

(c) The Trading Advisor may terminate this Agreement at any time, upon thirty days’ prior written notice to the Trading Company and Trading Manager, in the event: (A) that the Trading Manager imposes additional trading limitation(s) in the form of one or more Trading Policies or administrative policies that the Trading Advisor does not agree to follow in its management of the Assets; (B) the Trading Manager objects to the Trading Advisor implementing a proposed material change to the Trading Program and the Trading Advisor certifies to the Trading Manager in writing that it believes such change is in the best interests of the Trading Company; (C) there occurs a change in law or regulation of general application that would result in material legal, regulatory, tax or financial harm to the Trading Advisor due to the Trading Advisor’s continued engagement by the Trading Company; (D) the Trading Manager or the Trading Company materially breaches this Agreement and does not correct the breach within ten days of receipt of a written notice of such breach from the Trading Advisor; (E) *; (F) the Trading Company becomes bankrupt or insolvent, or (G) the registration of the Trading Manager with the CFTC as a commodity pool operator or its membership in the NFA is revoked, suspended, terminated or not renewed, or limited or qualified in any respect. If the Trading Manager or Trading Company merges, consolidates or sells a substantial portion of its assets pursuant to Section 12 of this Agreement, the Trading Advisor may terminate this Agreement upon 30 days’ prior written notice to the Trading Manager and Trading Company.

(d) Upon receiving written notice from the Trading Manager of its deserve to terminate this Agreement, the Trading Advisor shall continue to trade the Trading Company’s account for liquidation only, and shall close all open commodity interest positions in an orderly manner as expeditiously as is commercially practicable; provided, however, that if the Trading Advisor is unable or unwilling to liquidate the Trading Company’s account, the Trading Manager shall have the authority to immediately remove the Trading Manager’s authority over the Trading Company’s account and oversee the liquidation of any open positions. If the Trading

Advisor liquidates the Trading Company’s account, in whole or in part, the parties agree that the terms of the liquidation of the Trading Company shall be in accordance with this Agreement.  In the event of the termination of this Agreement, the Trading Manager shall promptly dissolve the Trading Company or change the Trading Company’s name as provided in Section 18 upon liquidation of all of the positions in the Trading Company’s account and the completion of a final audit (if conducted). If the Trading Advisor ceases to trade the Trading Company account, the Trading Manager agrees to promptly remove “AHL” from the Trading Company’s name.

(e) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 7 shall be without penalty or liability to any party, on account of such termination.

(f) The indemnities set forth in Section 8 hereof shall survive any termination of this Agreement.

8.	Standard of Liability: Indemnifications.

(a) Limitation of Trading Advisor Liability. In respect of the Trading Advisor’s role in the futures interests trading of the Trading Company, the Trading Advisor shall not be liable to the Trading Company or the Trading Manager or their partners, directors, officers, principals, managers, members, shareholders, employees, controlling persons or successors and assigns except that the Trading Advisor shall be liable for acts or omissions that constitute a breach of this Agreement or a representation, warranty or covenant herein, misconduct or negligence, or are the result of the Trading Advisor not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Trading Company.

(b) Trading Advisor Indemnity in Respect of Management Activities. The Trading Advisor shall indemnify, defend and hold harmless the Trading Company and the Trading Manager, their controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities, costs, and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement (except as covered by paragraph (d) below); provided that a court of competent jurisdiction upon entry of a final judgment (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Company and the Trading Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action, or proceeding did not constitute negligence, misconduct, or a breach of this Agreement or a representation, warranty or covenant of the Trading Company or the Trading Manager, their controlling persons, their affiliates and their respective directors, officers, shareholders, employees, and controlling persons and was done in good faith.

(c) Trading Company and Trading Manager Indemnity in Respect of Management Activities. The Trading Company and the Trading Manager shall severally, but not jointly, indemnify, defend and hold harmless the Trading Advisor, its controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons, from and against any and all losses, claims, damages, liabilities, costs and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Company and the Trading Manager shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement (except as covered by paragraph (e) below); provided that a court of competent jurisdiction upon entry of a final judgment finds (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Company and the Trading Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action, or proceeding did not constitute negligence, misconduct, or a breach of this Agreement or a representation, warranty or covenant of the Trading Advisor, its controlling persons, its affiliates and directors, officers, shareholders, employees, and controlling persons and was done in good faith.

(d) Trading Advisor Indemnity in Respect of Sale of Units. The Trading Advisor shall indemnify, defend and hold harmless the Trading Company, the Trading Manager, any selling agent, their controlling persons and their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities, costs, and expenses, to which any indemnified person may become subject (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Advisor shall have approved such settlement, and in connection with any administrative proceedings), in respect of the offer or sale of Units, insofar as such losses, claims, damages, liabilities, costs, or expenses (or action in respect thereof) arise out of, or are based upon: (i) a breach by the Trading Advisor of any applicable laws or regulations or any representation, warranty or agreement in this Agreement; or (ii) any materially untrue statement or omission relating or with respect to the Trading Advisor, or any of its principals, or their operations, trading systems, methods or performance, which was made in the Offering Memoranda or any amendment or supplement thereto or any other sales literature and furnished by the Trading advisor for inclusion therein..

(e)  Trading Company and Trading Manager Indemnity in Respect of Sale of Units. The Trading Company and the Trading Manager shall severally, but not jointly, indemnify, defend and hold harmless the Trading Advisor its controlling persons, their affiliates and their respective directors, officers, principals, managers, members shareholders, employees and controlling persons from and against any loss claim, damage, liability, cost, and expense, to which any indemnified person may become subject (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Company shall have approved such settlement, and in connection with any administrative proceedings), in respect of the offer or sale of Units, unless such loss, claim, damage, liability, cost, or expense (or action in respect thereof) arises out of, or is based upon (i) a breach by the Trading Advisor of any applicable laws or regulations or any representation, warranty or agreement in this Agreement; or (ii) any materially untrue statement or omission in the Offering Memoranda relating or with respect to the Trading Advisor, or any of its principals, or their operations, trading systems, methods or performance, which was made in the Offering Memoranda or any amendment or supplement thereto or any other sales literature and furnished by the Trading advisor for inclusion therein.

(f) Subject to Section 8(a) hereof, the foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified person.

(g) Promptly after receipt by an indemnified person of notice of the commencement of any action, claim, or proceeding to which any of the indemnities may apply, the indemnified person will notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against the indemnifying party hereunder; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that the indemnifying party may have to the indemnified person hereunder, except where such omission has materially prejudiced the indemnifying party. In case any action, claim, or proceeding is brought against an indemnified person and the indemnified person notifies the indemnifying party of the commencement thereof as provided above, the indemnifying party will be entitled to participate therein and, to the extent that the indemnifying party desires, to assume the defense thereof with counsel selected by the indemnifying party and not unreasonably disapproved by the indemnified person. After notice from the indemnifying party to the indemnified person of the indemnifying party’s election so to assume the defense thereof as provided above, the indemnifying party will not be liable to the indemnified person under the indemnity provisions hereof for any legal and other expenses subsequently incurred by the indemnified person in connection with the defense thereof, other than reasonable costs of investigation.

Notwithstanding the preceding paragraph, if in any action, claim, or proceeding as to which indemnification is or may be available hereunder, an indemnified person reasonably determines that its interests are or may be adverse, in whole or in part, to the indemnifying party’s interests or that there may be legal defenses available to the indemnified person that are different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified person may retain its own counsel in connection with such action, claim, or proceeding and will be indemnified (provided the indemnified person is so entitled) by the indemnifying party for any legal and other expenses reasonably incurred in connection with investigating or defending such action, claim, or proceeding.

In no event will the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified persons in connection with any one action; claim, or proceeding or in connection with separate but similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations. The indemnifying party will not be liable for any settlement of any action, claim, or proceeding effected without the indemnifying party’s express written consent, but if any action, claim, or proceeding, is settled with the indemnifying party’s express written consent, the indemnifying party will indemnify, defend, and hold harmless an indemnified person as provided in this Section 8.

9.	Right to Advise Others and Uniformity of Acts and Practices.

(a) The Trading Advisor is engaged in the business of advising clients as to the purchase and sale of futures interests. During the term of this Agreement, the Trading Advisor, its principals and affiliates, will be advising other clients (including affiliates and the stockholders, officers, directors, and employees of the Trading Advisor and its affiliates and their families) and trading for their own accounts. The Trading Advisor will use its best efforts to implement a fair and consistent allocation policy that seeks to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by the Trading Advisor. Upon written request, the Trading Manager may request a copy of the Trading Advisor’s procedures regarding the equitable treatment of trades across accounts. Such procedures shall be provided to the Trading Manager within 30 days of such request by the Trading Manager. Except as otherwise set forth herein, the Trading Advisor and its principals and affiliates agree to treat the Trading Company in a fiduciary capacity to the extent recognized by applicable law, but subject to that standard. Under no circumstances shall the Trading Advisor by any act or omission knowingly or intentionally favor any account advised or managed by the Trading Advisor over the account of the Trading Company in any way or manner. Nothing contained in this Section 9(a) shall preclude the Trading Advisor from charging different management and/or incentive fees to its clients. Subject to the Trading Advisor’s obligations under applicable law, the Trading Advisor or any of its principals or affiliates shall be free to advise and manage accounts for other clients and shall be free to trade on the basis of the same trading program employed by the Trading Advisor for the account of the Trading Company, or trading program that are entirely independent of, or materially different from, those employed for the account of the Trading Company, and shall be free to compete for the same futures interests as the Trading Company or to take positions opposite to the Trading Company, where such actions do not knowingly or intentionally prefer any of such accounts over the account of the Trading Company on an overall basis.

(b) The Trading Advisor shall not be restricted as to the number or nature of its clients, except that: (i) so long as the Trading Advisor acts as a trading advisor for the Trading Company, neither the Trading Advisor nor any of its principals or affiliates shall knowingly hold any position or control any other account that would cause the Trading Company, the Trading Advisor, or the principals or affiliates of the Trading Advisor to be in violation of the CEAct or any regulations promulgated thereunder, any other applicable law, or any applicable rule or regulation of the CFTC or any other regulatory or self regulatory body, exchange, or board; and (ii) neither the Trading Advisor nor any of its principals or affiliates shall render futures interests trading advice to any other individual or entity or otherwise engage in activity that shall knowingly cause positions in futures interests to be attributed to the Trading Advisor under the rules or regulations of the CFTC or any other regulatory or self regulatory body, exchange, or board so as to require the significant modification of positions taken or intended for the account of the Trading Company; provided that the Trading Advisor may modify its trading program to accommodate the trading of additional funds or accounts. If applicable speculative position limits are exceeded by the Trading Advisor in the opinion of (i) independent counsel, (ii) the CFTC, or (iii) any other regulatory or self regulatory body, exchange, or board, the Trading Advisor and its principals and affiliates shall promptly liquidate positions in all of their accounts, including the Trading Company’s account, as to which positions are attributed to the Trading Advisor as nearly as possible in proportion to the accounts′ respective amounts available for trading (taking into account different degrees of leverage and “notional” equity) to the extent necessary to comply with the applicable position limits.

10.	Representations, Warranties, and Covenants of the Trading Advisor.

(a) Representations and Warranties of the Trading Advisor. The Trading Advisor represents and warrants to and agrees with the Trading Manager and the Trading Company as follows:

(i) It shall exercise good faith and due care in implementing the Trading Program on behalf of the Trading Company.

(ii) The Trading Advisor shall follow and comply with, at all times, the Trading Policies.

(iii) The Trading Advisor shall trade the Assets pursuant to the Trading Program unless the Trading Manager and the Trading Advisor agree otherwise.

(iv) The Trading Advisor is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business as a foreign corporation or and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Trading Advisor’s ability to perform its duties under this Agreement. The Trading Advisor has full power and authority to perform its obligations under this Agreement. The only principals of the Trading Advisor are those set forth in the Offering Memoranda and Disclosure Document (the “Trading Advisor Principals”).

(v) The Disclosure Document contains all statements and information required to be included therein under the CEAct and other applicable laws, and such information is accurate and complete in all material respects.

(vi) All references to the Trading Advisor and the Trading Advisor Principals and trading program in the Offering Memoranda are accurate and complete in all material respects. With respect to the Trading Advisor, the Trading Advisor Principals, and its trading program: (i) the Offering Memoranda contains all statements and information required to be included therein under the CEAct and the rules and regulations thereunder, and (ii) the Offering Memoranda does not contain, and will not during the term of this Agreement contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements were made, not misleading. Except as otherwise disclosed in the Offering Memoranda, if applicable, the actual performance of each discretionary account directed by the Trading Advisor or any principal or affiliate of the Trading Advisor over the past five years and year-to-date is disclosed in the Offering Memoranda on either a composite or a stand alone basis. The information regarding the actual performance of such accounts set forth in the Offering Memoranda has been calculated and presented in accordance with the descriptions therein and is complete and accurate in all material respects.

(vii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(viii) Each of the Trading Advisor and the Trading Advisor Principals has all federal, state and foreign governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to conduct its business and to act as described in the Offering Memoranda or required to perform its or his obligations under this Agreement. The Trading Advisor is registered as a commodity trading advisor under the CEAct and is a member of the NFA in such capacity.

(ix) The execution and delivery of this Agreement, the incurrence of the obligations set forth herein, the consummation of the transactions contemplated herein and in the Offering Memoranda and the payment of the fees hereunder will not violate, or constitute a breach of, or default under, the certificate of incorporation or bylaws (or any other organizational documents) of the Trading Advisor or any agreement or instrument by which it is bound or of any order, rule, law or regulation binding on it of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over it.

(x) Since the respective dates as of which information is given in the Disclosure Document, and except as may otherwise be stated in or contemplated by the Disclosure Document, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor or any Trading Advisor Principal.

(xi) Except as set forth in the Disclosure Document there have not been and there is not pending, or to the best of the Trading Advisor’s knowledge after due inquiry, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor or any Trading Advisor Principal is or was a party, or to which any of the assets of the Trading Advisor is or was subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor. None of the Trading Advisor or any Trading Advisor Principal has received any notice of an investigation by the NFA, CFTC or other administrative agency or self-regulatory body (whether United States or foreign) regarding noncompliance by the Trading Advisor or any of the Trading Advisor Principals with the CEAct or any other applicable law.

(xii) Neither the Trading Advisor nor any Trading Advisor Principal has received, or is entitled to receive, directly or indirectly, any commission, finder’s fee, similar fee, or rebate from any person in connection with the organization or operation of the Trading Company.

(xiii) The Trading Advisor is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and participation by the Trading Advisor in accordance with the terms hereof and as described in the Offering Memoranda will not violate any provisions of the Advisers Act.

(xiv) Neither the Trading Advisor nor any Trading Advisor Principal will use or distribute the Offering Memoranda or any selling literature or engage in any selling activities whatsoever in connection with the offering of the Units, except as described in Section 1(b).

(xv) The information in the Offering Memoranda about the Trading Advisor does not contain any misleading or untrue statements of a material fact or omit to state a material fact required to be stated therein to make the statements not misleading.

(xvi)           The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Advisor shall promptly notify the Trading Manager and the Trading Company of the nature of such event.

(b) Covenants of the Trading Advisor. The Trading Advisor covenants and agrees that:

(i) The Trading Advisor shall maintain all registrations and memberships necessary for the Trading Advisor to continue to act as described herein and to at all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Advisor’s ability to act as described herein.

(ii) The Trading Advisor shall inform the Trading Manager immediately as soon as the Trading Advisor or any Trading Advisor Principal becomes the subject of any investigation, claim or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting (or which may, with the passage of time, materially affect) the business of the Trading Advisor. The Trading Advisor shall also inform the Trading Manager immediately if the Trading Advisor or any of its officers becomes aware of any breach of this Agreement by the Trading Advisor.

(iii) The Trading Advisor agrees to cooperate by providing information regarding itself and its performance in the preparation of any amendments or supplements to the Offering Memoranda (subject to the limitation set forth in Section 1 hereof).

(iv) The Trading Advisor shall maintain a net worth of not less than $1 million during the term of this Agreement.

11.	Representations and Warranties of the Trading Company and the Trading Manager; Covenants of the Trading Manager.

(a) Representations and Warranties of the Trading Company and the Trading Manager. The Trading Company and the Trading Manager represent and warrant to and agree with the Trading Advisor, as follows:

(i) The Trading Company has provided to the Trading Advisor the Offering Memoranda in its current form. The Trading Company will ensure that the Members will not utilize any amendment or supplement to the Offering Memoranda regarding the Trading Advisor unless the Trading Advisor has received reasonable prior notice of and a copy of such amendments or supplements and has approved any description of the Trading Advisor contained therein, such approval not to be unreasonably withheld.

(ii) Each Member’s organizational agreement provides for the subscription for and sale of the Units in the respective Member; all material actions required to be taken by each Member as a condition to the sale of its Units to qualified subscribers therefor has been, or prior to each closing described in the Member’s Confidential Private Placement Memorandum shall have been taken; and, upon payment of the consideration therefor specified in each accepted subscription agreement in such form as attached to the respective Member’s Confidential Private Placement Memorandum, the Units will constitute valid interests in the Member. Each Member is in material compliance with all laws, rules, regulations and orders of any governmental agency or self-regulatory organization applicable to the Member’s business and the offering, sale, issuance and distribution of its Units.

(iii) The Trading Company is a limited liability company duly formed pursuant to its Certificate of Formation, Operating Agreement and the Delaware Limited Liability Company Act and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to engage in the trading of futures interests and to engage in its other contemplated activities as described in the Offering Memoranda; the Trading Company is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified could materially adversely affect the Trading Company’s ability to perform its obligations hereunder.

(iv) The Trading Manager is duly formed and validly existing and in good standing as a limited liability company under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Trading Manager’s ability to perform its obligations hereunder.

(v) The Trading Company and the Trading Manager have full power and authority under applicable law to conduct their business and to perform their respective obligations under this Agreement and as described in the Offering Memoranda.

(vi) As of the date hereof, the Offering Memoranda contain all statements and information required to be included therein by the CEAct or other applicable law and at all times subsequent thereto up to and including each closing, the Offering Memoranda will comply in all material respects with the requirements of the rules of the NFA, the CEAct or other applicable laws. The Offering Memoranda as of the initial closing (as described therein), date of issue, and at each closing will not contain any misleading or untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any supplemental sales literature, when read in conjunction with the Offering Memoranda, will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. This representation and warranty shall not, however, apply to any statement or omission in the Offering Memoranda or supplemental sales literature made in reliance upon information furnished by and relating to the Trading Advisor, its trading methods or its trading performance.

(vii) Since the respective dates as of which information is given in the Offering Memoranda, there has not been any material adverse change in the condition, financial or otherwise, or business of the Trading Manager or the Trading Company, whether or not arising in the ordinary course of business.

(viii) This Agreement has been duly and validly authorized, executed and delivered by the Trading Manager on behalf of the Trading Company and constitutes a valid, binding and enforceable agreement of the Trading Company and the Trading Manager in accordance with its terms.

(ix) The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Offering Memoranda will not violate, or constitute a breach of, or default under, the Trading Manager’s certificate of formation or operating agreement, or the Trading Company’s Certificate of Formation or Operating Agreement, or any material agreement or instrument by which either the Trading Manager or the Trading Company, as the case may be, is bound or any material order, rule, law or regulation applicable to the Trading Manager or the Trading Company of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the Trading Manager or the Trading Company.

(x) Except as set forth in the Offering Memoranda, there has not been in the five years preceding the date of the Offering Memoranda and there is not pending or, to the Trading Manager’s knowledge, threatened, any action, suit or proceeding at law or in equity before or by any court or by any federal, state, municipal or other governmental body or any administrative, self-regulatory or commodity exchange organization to which the Trading Manager or the Trading Company is or was a party, or to which any of the assets of the Trading Manager or the Trading Company is or was subject; and neither the Trading Manager nor any of the principals of the Trading Manager (“Trading Manager Principals”) has received any notice of an investigation by the NFA, CFTC or any other administrative or self-regulatory organization regarding non-compliance by the Trading Manager or the Trading Manager Principals or the Trading Company with the CEAct, the Securities Act of 1933, as amended, or any applicable laws which are material to an investor’s decision to invest in a Member.

(xi) The Trading Manager and the Trading Manager Principals have all federal, state and foreign governmental, regulatory and exchange approvals and licenses, and have effected all filings and registrations with federal, state and foreign governmental agencies required to conduct their business and to act as described in the Offering Memoranda or required to perform their obligations under this Agreement (including, without limitation, registration as a commodity pool operator under the CEAct and membership in the NFA as a commodity pool operator) and will maintain all such required approvals, licenses, filings and registrations for the term of this Agreement. The Trading Manager’s principals identified in the Offering Memoranda are all of the Trading Manager Principals.

(xii) The Trading Company is and shall remain in material compliance in all respects with all laws, rules, regulations and orders of any government, governmental agency or self-regulatory organization applicable to its business as described in the Offering Memoranda and this Agreement.

(xiii) The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Manager shall promptly notify the Trading Advisor of the nature of such event.

(b) Covenants of the Trading Manager. The Trading Manager covenants and agrees that:

(i) The Trading Manager shall maintain all registrations and memberships necessary for the Trading Manager to continue to act as described herein and in the Offering Memoranda and to all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Manager’s ability to act as described herein and in the Offering Memoranda.

(ii) The Trading Manager shall inform the Trading Advisor immediately as soon as the Trading Manager, the Trading Company or any of their principals becomes the subject of any lawsuit, investigation, claim, or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting the business of the Trading Manager or the Trading Company. The Trading Manager shall also inform the Trading Advisor immediately if the Trading Manager or the Trading Company or any of their officers become aware of any material breach of this Agreement by the Trading Manager or the Trading Company.

(iii) The Trading Company will furnish to the Trading Advisor copies of the Offering Memoranda regarding the Trading Advisor, and all amendments and supplements thereto, in each case as soon as available and will ensure that the Members do not use any such amendments or supplements as to which the Trading Advisor in writing has reasonably objected.

12.	Complete Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought. This Agreement supersedes all prior or contemporaneous oral or written agreements and understandings relating to the subject matter hereof, including any non-disclosure agreements between the parties hereto.

13.	Assignment.

This Agreement may not be assigned by any party hereto without the express prior written consent of the other parties hereto; however, the Trading Manager may assign this Agreement to any affiliate with prior written notice to the Trading Advisor, provided, however, that if such change inhibits the Trading Advisor’s ability to manage the Trading Company assets to the best of its ability, the Trading Advisor may terminate this Agreement upon 30 days’ prior written notice to the assigned Trading Manager and the Trading Company.

14.	Amendment.

This Agreement may not be amended except by the written consent of the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealings between the parties, from any failure by any party to assert its rights hereunder or any occasion or series of occasions.

15.	Severability.

The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

16.	Disclosure Documents.

(a) During the term of this Agreement, the Trading Advisor shall furnish to the Trading Manager promptly copies of all disclosure-documents as filed in final form with the CFTC, NFA or other self-regulatory organization by the Trading Advisor. The Trading Manager and Trading Company each acknowledge receipt of the Trading Advisor’s disclosure document dated April 15, 2011 (the “Disclosure Document”).

(b) The Trading Manager and the Trading Company will not distribute or supplement any promotional material relating to the Trading Advisor unless the Trading Advisor has approved reasonable prior notice of and a copy of such promotional material and has received such material in writing.

17. Track Record. The track record and other performance information of the Members shall be the property of the Trading Manager and not the Trading Advisor.

18.	Use of Name.

(a) The Trading Advisor hereby consents to the non-exclusive use by the Trading Company of (a) the name “Morgan Stanley Smith Barney AHL I, LLC”, with respect to the Trading Company and (b) the name “Morgan Stanley Smith Barney AHL I, LLC” in any documentation regarding the Trading Company, only so long as the Trading Advisor serves as the trading advisor to the Trading Company. Each of the Trading Company and the Trading Manager agree to indemnify and hold harmless, severally, but not jointly, the Trading Advisor, its partners, directors, officers, affiliates, employees and agents from and against any and all costs, losses, claims, damages or liabilities, severally, but not jointly, including, without limitation, attorneys' fees and disbursements, which may arise out of the Trading Company's or the Trading Manager's misuse of the name “Morgan Stanley Smith Barney AHL I, LLC ” or out of any breach of, or failure to comply with, this Section 18.

(b) Upon termination of this Agreement, the Trading Company, at its expense, as promptly as practicable: (i) shall take all necessary action to cause the Offering Memoranda and organizational documents of the Trading Company to be amended in order to eliminate any reference to “Morgan Stanley Smith Barney AHL I, LLC ” (except to the extent required by law, regulation or rule); and (ii) shall cease to use in any other manner, including, but not limited to, use in any supplemental sales material, the name “Morgan Stanley Smith Barney AHL I, LLC ” or any name, mark or logo type derived from it or similar to it (except to the extent required by law, regulation or rule).

19.	Notices.

All notices required to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, by facsimile on receipt confirmation, by email followed by delivery of an original, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second business day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Trading Company:
Morgan Stanley Smith Barney AHL I, LLC c/o Ceres Managed Futures LLC 522 Fifth Avenue, 14th Floor New York, NY 10036 Attn: Jeremy Beal Facsimile: (212) 296-6868 Email: Jeremy.Beal@morganstanley.com;

if to the Trading Manager:

Ceres Managed Futures LLC
522 Fifth Avenue, 14th Floor New York, NY 10036 Attn: Jeremy Beal Facsimile: (212) 296-6868 Email: Jeremy.Beal@morganstanley.com;

With a copy to:

Timothy P. Selby Alston & Bird LLP 90 Park Avenue New York, NY 10016 Facsimile: (212) 922-3894 Email: timothy.selby@alston.com

* Confidential material redacted and filed separately with the Commission.

if to the Trading Advisor:

MAN-AHL (USA) LTD.
Sugar Quay
Lower Thames Street
London EC3R 6DU, England
Attn: Legal Department

With a copy to:
MAN INVESTMENTS
One Rockefeller Plaza
16th Floor
New York, NY 10020
Attn: Legal Department
Email: olax@man.com
Phone: 646-452-9640

20.	Continuing Nature of Representations Warranties and Covenants: Survival.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

21.	Third-Party Beneficiaries.

Except for each of the Members who shall be a third-party beneficiary of the applicable provisions of this Agreement, this Agreement is not intended and shall not convey any rights to a party to this Agreement.

22.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. If any action or proceeding shall be brought by a party to this Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any Federal court sitting in the County, City and State of New York. Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any federal court sitting in the County, City and State of New York.

23.	Headings.

Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

24.	Successors.

This Agreement including the representations, warranties and covenants contained herein shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

25.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.	Waiver of Breach.

The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party. The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

Morgan Stanley Smith Barney AHL I, LLC by Ceres Managed Futures LLC Trading Manager
By Walter Davis Chairman and President

CERES MANAGED FUTURES LLC
By Walter Davis Chairman and President

MAN-AHL (USA) LTD. By Name: Title:

EXHIBIT A

Morgan Stanley Smith Barney Managed Futures
MSC Fund Operations Procedures
May 2011

Following is a list of abbreviations used in this document:
•	“Fund(s)” refers to Morgan Stanley Smith Barney Managed Futures Funds or Trading Companies that utilize MS&Co/MSIP/MSCG as a clearing commodity broker.
•	“MSSB” refers to Morgan Stanley Smith Barney, the non-clearing commodity broker to the Funds.
•	“Futures” is used to identify exchange traded futures, or forward contracts, and options on the same, that are cleared through a clearing house.
•	“FX” is used to identify non-exchange traded forward currency contracts, and options on the same, which are settled directly between the principals of the trades.
•	“General Partner” shall mean Ceres Managed Futures LLC.
•	“Trading Manager” shall mean Ceres Managed Futures LLC.
•	“MF” is Morgan Stanley Smith Barney Managed Futures.
•	“MSC” is MS&Co. and/or MSIP and/or MSCG (the Clearing Commodity Broker or FX Counterparty, as appropriate).
•	“MS&Co” is Morgan Stanley & Co., Inc. a subsidiary of Morgan Stanley (the Clearing Commodity Broker or FX (Non-Options) Counterparty as appropriate).
•	“MSIP” is Morgan Stanley & Co. International plc a subsidiary of Morgan Stanley (a sub Clearing Commodity Broker). MSIP clears LME transactions on behalf of the Funds.
•	“MSCG” is Morgan Stanley Capital Group a subsidiary of Morgan Stanley (the FX Options Counterparty).

CONTACT INFORMATION:

Following are the respective departments within Morgan Stanley or Morgan Stanley Smith Barney that involved in servicing the Funds and the corresponding contact information.

Abbreviation	Department	Primary Contact	Telephone	E-mail
Futures Desk	MSC Futures Trading Desk	James Stedman	+1 212 761-1093	james.stedman@morganstanley.com
Futures Ops	MSC Futures Operations	Steve Bucello	+1 212 762 6490	steve.bucello@morganstanley.com
FX Desk	MSC Foreign Exchange Trading Desk	Richard Condon Dean Hodson	+1 212 761-2626 +44 20 7677 7770	richard.condon@morganstanley.com dean.hodson@morganstanley.com
FX Ops	MSC Foreign Exchange Operations	John Fusco	+1 718 754 4868	john.fusco@morganstanley.com
MF Accounting	MF Accounting	Brian Centner	+1 212 296 1290	brian.centner@mssb.com
MF Ops	MF Trading Operations	Laura Finne Scott Dunlap	+1 212 296-6813 +1 212 296 -6824	laura.finne@mssb.com scott.dunlap@mssb.com
MF IM	MF Investment Management	Patrick Egan	+1 212 296-6808	patrick.egan@mssb.com

FUND ACCOUNTS:
Account Configuration
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Futures and Futures Options Trading - For each CTA trading program three Fund trading accounts will be assigned. A MS&Co segregated account, prefix 052. A MS&Co secured account, prefix 05A.  A MSIP non-regulated (by the CFTC) account, prefix 045.

•	FX (Non-Options) Trading - One Fund account for each CTA trading program will be assigned at MS&Co, prefix 058.
•	FX Options Trading – One Fund account for each CTA trading program will be assigned at MSCG (if needed), prefix 057.
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Excess and FX Custody Accounts – For each CTA trading program two Fund accounts will be set up at MSSB. One account will be designated as a custody account for MS&Co FX. MF Ops will maintain equity in the custody account sufficient to cover margin requirements of the FX trading account. The second account will contain the balance of excess equity that is not required in the custody and futures trading accounts.

Statements
•	Futures – The CTA should contact Futures Ops regarding access to Fund futures account statements.
•	FX – The CTA should contact FX Ops regarding access to Fund FX account statements.
•	Excess and Custody – The CTA should contact MF Ops regarding access to the Fund account statements at MSSB.

FX TRADING:
FX Order Execution
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FX trading of the Funds must be executed through the MSC FX Desk, unless the General Partner and/or Trading Manager otherwise agrees in a form acceptable to the General Partner and/or Trading Manager. The CTA should contact the MSC FX Desk for information on trade execution procedures.

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When trading FX Options, all premiums (on outright trades and cross currency trades) must be booked at the clearing broker so that the premium is stated in USD.  More specifically, only “Plain Vanilla” FX options that settle in USD are permitted to be traded for the account(s).

EFP Order Execution
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The CTA may utilize the FX Desk to execute EFP transactions. The futures leg of an EFP will be subject to the futures brokerage fee. The CTA should contact the FX Desk for information on EFP trade execution procedures.

Foreign Currency Conversions
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The CTA is responsible for conversion into US dollars of Fund foreign currency balances created as a result of futures and/or FX trading. The CTA, at its own discretion, should place conversion orders.

FUTURES TRADING:
Order Execution Service
•	The MSC Futures Desk can provide the CTA with order execution facilities. The CTA should contact the Futures Desk for information on trade execution procedures.
“Give Up” Order Execution
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The CTA shall ensure that a “give-up” execution agreement is in place prior to the execution of any trade outside of MSC’s execution facilities in accordance with this Agreement or as otherwise provided in writing to the CTA by the General Partner and/or Trading Manager.

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On exchanges allowing “give up” execution, the CTA may have orders executed away from MSC and give up trades to MSC for clearing. The CTA should contact Futures Ops for information on trade “give up” procedures. The CTA should ensure that executing brokers give trades up on a timely basis. The CTA should ensure that executing brokers make timely payment on price adjustments, when applicable.  For futures trades at exchanges where give up execution is not allowed, the CTA must use the execution facilities provided by the Clearing Commodity Broker.

 “Give Up” Agreements
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The four party FIA/FOA uniform “give up” agreement is the acceptable form for futures “give ups”. The trader version FIA/FOA EFP agreement is the acceptable form for EFP “give ups”. The CTA should send agreements that have been signed by both the CTA and executing broker to MF Ops, attention Laura Finne , Morgan Stanley Smith Barney, Managed Futures, 522 Fifth Avenue, 13th Floor, New York, NY 10036 or through EGUS (FIA Electronic Give Up System).

“Give Up” Execution Payment
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For Chicago Markets (CBT, CME and affiliated exchange divisions), payment for floor brokerage will be handled via the ATOM system or current exchange/clearing payment method at its standard rate to the party from whom it directly receives the trade. Payment of an execution service fee (“Give Up Fee”) will be handled exclusively through the GAINS system or current exchange/clearing payment method at a rate not to exceed the amount permitted by the General Partner and/or Trading Manager from time to time (the “Execution Allowance”). The “Execution Allowance” shall be based on the General Partner’s and/or Trading Manager’s assessment for prevailing competitive rates for “Give Up Fees”.

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For New York Markets (NYBOT, NYMEX, NYFE and affiliated exchange divisions), payment of “Give Up Fees” will be handled exclusively through the ATOM system or current exchange/ clearing payment method at a rate not to exceed the “Execution Allowance” to the party from whom it directly receives the trade.

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For all other markets, MSC or its carrying broker, when utilized by MSC, will handle payment of “Give Up Fees” to the party from whom it directly receives the trade at a rate not to exceed the “Execution Allowance”. Bills for “Give Up Fees” should be sent directly to MSC or its applicable carrying broker.

•	Futures Ops will handle payment of “Give Up Fees”.

ACCOUNT MAINTENANCE:
Trade Allocations
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The CTA is responsible for determining the trade allocation procedure for Fund trading accounts. The CTA should ensure that the procedure was followed correctly, and that trades are booked accordingly in Fund accounts.

Trade Reporting; (Futures)
•	The CTA is responsible for reporting all trades to Futures Ops on a timely basis to facilitate clearing and reduce operational risk. The CTA should contact Futures Ops for additional information.
Daily Trade Checkout
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The CTA is responsible for daily, end of trading day, checkout of all trades (including currency conversion trades) with Futures and FX Ops. The CTA should contact Futures and FX Ops to determine specific checkout procedures.

Daily Statement Reconciliation
•	The CTA is responsible for daily statement trade activity and position balancing with FX and Futures Operations. The CTA should contact FX and Futures Ops to determine specific balancing procedures.
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The CTA should provide a daily, trade reconciliation for each Fund account to MF Ops, by 10:00 a.m. EST/EDT. Reconciliation reports can be emailed to mf.ops@morganstanley.com and should specify trades to be added or canceled in each account, with a valuation versus the current settlement price of the product, and any pending cash adjustments due from executing brokers or for bookkeeping corrections. (MF Ops provides MF Accounting/the Administrator with adjusting information for the calculation of NAV.) Please contact MF Ops if you have any questions regarding this procedure.

•	The CTA should notify MF Ops of any incorrect settlement prices it becomes aware of with regard to the MSC account statements of a Fund.
Monitoring of Delivery Periods and Option Expirations
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The CTA is responsible for monitoring delivery periods (first notice dates and last trade dates), option expirations (option expiration and last trade dates), and forward settlement and/or maturity dates.

•	The CTA should take appropriate actions to ensure that futures contracts do not result in delivery.
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The CTA should ensure that their intentions regarding any open option positions, at the time of expiration, have been communicated appropriately to the Futures or FX Ops areas. Contact Futures and FX Ops for specific communication procedures.

Margin Maintenance and Cash Transaction (Journal) Reconciliation
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MF Ops is responsible for balancing of all journal entries in all Fund accounts and for ensuring the requisite corrective action is taken for each reconciling item. Please note, the CTA is responsible for reconciling all cash entries resulting from trading activity, such as APS residuals and FX settlements.

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MF Ops is responsible for the authorization of Fund margin transfers between MSC and MSSB accounts for maintaining equity (and/or collateral) in amounts sufficient to meet Fund margin requirements in the MSC Futures accounts and the FX custody accounts.

TRADING LEVEL NOTIFICATION:
•	For new trading allocations, MF IM will provide notification to the CTA of trading authorization and the trading commencement date, along with notification of the initial trading level.
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Thereafter, notification of estimated monthly net additions/withdrawals and NAV for each trading account will be distributed by MF Accounting. On the second to last business day of each month a preliminary estimate will be provided. On the first business day of each month a final estimate will be given. Any material adjustment (1% of account equity) from the final estimate to the actual will be provided. Notification will be made via fax or email and the CTA will be asked to acknowledge receipt via fax or email. Questions regarding this procedure can be directed to MF Accounting.

•	Subsequent to a Fund’s monthly closing, actual additions and withdrawals will be processed by MF Accounting/the Administrator via journal entry in the Fund “excess” account at MSSB.
•	Any other trading level/asset allocation changes will be communicated in writing from MF IM or MF Accounting.

FUND ACCOUNTING:
Net Asset Value Calculation
•	MF Accounting/the Administrator is responsible for determination of daily NAV estimates for the Funds.
•	MF Accounting/the Administrator will determine the actual month end NAV of a Fund during the monthly closing process.
Brokerage Commission and Transaction Fees
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Brokerage commissions for each Fund will be charged in a manner consistent with the prospectus or offering memorandum. The CTA should contact MF Accounting/the Administrator for additional information.

Fund Fee Processing
•	Fund interest and all Fund fees, exclusive of brokerage commissions and transaction fees, will be processed in a Funds “excess” account at MS&Co.
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MF Accounting/the Administrator will determine fees due to the CTA during the monthly closing process and notify the CTA of the fees via the monthly performance tables. The CTA will have 5 business days to review fees due to the CTA and confirm calculations. The CTA should provide contact information regarding fees to MF Accounting/the Administrator.

•	MF Accounting/the Administrator will make payment of fees to the CTA via wire transfer. The CTA should provide wire instructions to MF Accounting/the Administrator.

ERROR POLICY:
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The provisions of Section 2(d) of this Agreement shall be interpreted to mean that the benefit of profitable trading errors made by the CTA when trading on behalf of the Funds shall be awarded to the Funds, whereas the detriment of unprofitable trading errors made by the CTA when trading on behalf of the Funds must be borne by the CTA.

BORROWING:
The CTA shall not use borrowed money to leverage any trades, unless otherwise approved by the General Partner and/or Trading Manager.

EXHIBIT B

COMMODITY TRADING AUTHORITY

Dear Man-AHL (USA) Ltd.:

Morgan Stanley Smith Barney AHL I, LLC (the “Trading Company”) and Ceres Managed Futures LLC, the Trading Company’s Trading Manager (the “Trading Manager”) do hereby make, constitute and appoint you as the Trading Company’s attorney-in-fact to buy and sell futures and forward contracts through such futures commission merchants as shall be agreed on by you and the Trading Manager on behalf of the Trading Company, pursuant to the trading program identified in the Agreement among the Trading Company, the Trading Manger and you as of the 2nd day of May, 2011, as amended or supplemented, and in accordance with the terms and conditions of said Agreement.

This authorization shall terminate and be null, void and of no further effect simultaneously with the termination of the said Agreement.

Very truly yours,
Morgan Stanley Smith Barney AHL I, LLC by Ceres Managed Futures LLC Trading Manager
By Walter Davis Chairman and President

CERES MANAGED FUTURES LLC
By Walter Davis Chairman and President